CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY “[*]”. CONFIDENTIAL INFORMATION OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT 10.1

LICENSE AND SUPPLY AGREEMENT

THIS LICENSE AND SUPPLY AGREEMENT is entered into as of the Effective Date (as that term is defined in Section 1.23) by and between BASF Aktiengesellschaft, a corporation organized under the laws of Germany and having its principal offices at 67056 Ludwigshafen, Germany (“BASF”) and AMVAC Chemical Corporation, a corporation organized under the laws of California, United States of America and having its principal offices at 4695 MacArthur Court, Suite 1250, Newport Beach, CA 92660 United States of America (“AMVAC”). Each of BASF and AMVAC shall be referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, BASF discovered the Compound (as that term is defined in Section 1.16) as well as certain proprietary and confidential know-how relating thereto, and is in the late stages of developing the Compound as a post-emergent grass and broadleaf herbicide;

WHEREAS, during [*], BASF permitted AMVAC and others to evaluate potential commercialization opportunities with respect to use of the Compound in corn in the United States of America, its territories and possessions (the “US”) and Canada;

WHEREAS, AMVAC desires to expand its corn herbicide portfolio and to develop further and obtain registrations for the Compound for use in corn in the US and Canada (together with the US, the “Territory”) in return for certain exclusive and nonexclusive commercialization rights and BASF is willing to grant AMVAC such rights;

WHEREAS, the Parties entered into a Letter of Intent dated [*], as amended (the “LOI”), pursuant to which BASF granted AMVAC a [*] patent and know-how license in order to enable AMVAC to undertake development activities with respect to the Compound in the Territory and, subject to certain provisos, AMVAC agreed to pay the so-called “fee for service” fees to the US’s Environmental Protection Agency (the “EPA”) in order to avoid potentially adverse developments in the registration process for the Compound in the US;

WHEREAS, the Parties agreed in Section 1 of the LOI to negotiate exclusively with one another in good faith during the Interim Term (as that term is defined in the LOI) with respect to the terms and conditions of a license and supply agreement under which BASF would, among other things, grant to AMVAC certain rights in the Territory with respect to the [*] Patent (as that term is defined in Section 1.22) and BASF proprietary intellectual property related to the Compound and AMVAC would, among other things, obtain registrations in the Territory for the Compound TGAI (as that term is defined in Section 1.18) and end-use products containing such Compound TGAI as an herbicidal active ingredient for use in corn in the Territory; and

WHEREAS, the Parties desire to set forth in this instrument the terms and conditions of said license and supply agreement.

NOW, THEREFORE, in consideration of the premises as well as the representations, warranties, covenants and agreements hereinafter set forth and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, the capitalized terms defined below shall have the meanings specified and any term referred to in the singular shall be deemed to include the plural and vice versa as the context requires:

1.1 “Access Fee” refers to those fees calculated in accordance with (i) the Additional Data, Additional Initial Registration Work Data, and New Study Data compensation formula set forth in Schedule 1.1 (the “Data Depreciation Formula”) and (ii) the New Study Data compensation formula set forth in Schedule 1.1 (the “Data Compensation Formula”).

1.2 “Additional Development Work” means (i) any Interim Term Development Work (as that term is defined in the LOI) completed prior to the Effective Date and (ii) any study or other development work (a) conducted by or on behalf of AMVAC with respect to the Compound TGAI or the Solo Product on or after the Effective Date including, without limitation, Interim Term Development Work which continues during the Term, (b) required by the EPA or PMRA in order to file for and obtain the Initial Registrations including, without limitation, those biology studies, accumulation studies, and Product formulation development work to which Schedule 1.2 refers, and (c) the aggregate costs for which do not exceed [*].

1.3 “Additional Data” means any data resulting from Additional Development Work. For the avoidance of doubt, Interim Term Data (as that term is defined in the LOI) existing as of the Effective Date shall be deemed Additional Data for purposes of this Agreement.

1.4 “Affiliate” means any Person which controls (as hereinafter defined), is controlled by or is under common control with a Party, by way of direct or indirect ownership of more than fifty percent (>50%) of the voting stock or the equity thereof, as the case may be. For purposes of this Section 1.4, “controlling,” “controlled” and “control” mean the power to direct or influence the management and policies of the Party in question, whether through the ownership of voting securities, by contract or otherwise.

1.5 “Agreement” means this instrument.

1.6 “AMVAC Confidential Information” means (i) AMVAC Development Work (as that term is defined in Section 2.1(A)) and (ii) AMVAC Data (as that term is defined in Section 2.4(A)(iii)(c)).

1.7 “Applicable Law” means any law, statute, regulation and ordinance of any Governmental Authority having jurisdiction over or related to any Registration, the Compound TGAI, any Product, or BASF Know-How, Information and Data in the Territory.

1.8 “Applicable Permit” means any waiver, exemption, variance, permit, authorization, license or similar approval required to be obtained or maintained under any Applicable Law.

1.9 “BASF Confidential Information” means (i) BASF Know, How, Information and Data, (ii) Joint Additional Initial Registration Work and Joint Additional Initial Registration Work Data (as those terms are defined in Section 2.4(A)(i)), and (iii) Joint New Studies, Joint New Study Data, BASF New Studies, and BASF New Study Data (as those terms are defined in Section 2.4(A)(ii)).

1.10 “BASF Know-How, Information and Data” means that certain BASF formulation know-how and information with respect to each of the Compound TGAI, BASF Products, and the Solo Product to which Schedule 1.10 refers, as well as the BASF Study Data, in existence as of the Effective Date, the

1.11 “BASF Patents” means those BASF patents and patent applications listed in Schedule 1.11 and all divisionals, reissues, reexaminations, term extensions, continuations and continuations-in-part thereof.

1.12 “BASF Products” means each [*] (i) which contains as its only active ingredients Compound TGAI and that compound commonly referred to as [*] and (a) for the US, has [*] use rate or such lower use rate to which BASF consents in writing or (b) for Canada, has [*] or such lower use rate to which BASF consents in writing or (ii) which contains as its active ingredients Compound TGAI and [*], at least one of which is proprietary to BASF and (y) for the US, has [*] or such lower use rate to which BASF consents in writing or (z) for Canada, has [*] or such lower use rate to which BASF consents in writing.

1.13 “BASF Study Data” means only those data which results from studies that (i) were initiated by or on behalf of BASF with respect to the Compound TGAI and/or any Product prior to commencement of the Interim Term and (ii) are required by the EPA or PMRA in order to file for and obtain a Registration(s) for the Compound TGAI. For the avoidance of doubt, all BASF Study Data is identified in Schedule 1.13.

1.14 “Cite” means (i) with respect to AMVAC, it shall be granted a letter of access, letter of authorization or other similar right in order to enable it to reference or cite to the BASF Information, Know-How and Data or, if directly referencing or citing to the BASF Know-How, Information and Data is not possible for either regulatory or legal reasons, BASF shall enter into any and all documents necessary to put AMVAC in the position as if such direct referencing or citation were possible and (ii) with respect to BASF, it shall be granted a letter of access, letter of authorization or other similar right in order to enable it to reference or cite to the Additional Data, Additional Initial Registration Work Data (as that term is defined in Section 2.4(A)(i)), and New Study Data (as that term is defined in Section 2.4(A)(ii)) or, if directly referencing or citing to the Additional Data, Additional Initial Registration Work Data, and/or New Study Data is not possible for either regulatory or legal reasons, AMVAC shall enter into any and all documents necessary to put BASF in the position as if such direct referencing or citation were possible.

1.15 “Commercialization” means the date on which AMVAC, either directly or through any third party, commences its first sales of any Product in the Territory pursuant to a Registration or [*], whichever occurs first.

1.16 “Compound” means BASF’s proprietary 670H compound (including any optical isomer thereof) which exhibits [*] activity, the chemical name and structural formula for which are set forth in Schedule 1.16.

1.17 “Compound Price” means those prices for Compound TGAI to which Section 5.5 refers.

1.18 “Compound TGAI” means that form of Compound technical grade of active ingredient which meets the Specifications.

1.19 “Confidentiality Agreement” means that confidentiality agreement, effective January 7, 2004, by and between the Parties.

1.20 “Contract Year” means, for the first contract year, the period commencing on the Effective Date and expiring [*] and, for the second and subsequent contract years during the Term, the twelve (12) month period commencing on [*] and each anniversary thereof, respectively.

1.21 “Covered Products” means the Solo Product and BASF Products.

1.22 [*].

1.23 “Effective Date” means the date on which AMVAC receives written notice from BASF that there is Resolution.

1.24 “Exclusive” means that, for the duration of the Initial Term and, if applicable, the Extended Term, the Party granting the right or license in question would neither retain for itself the rights granted to the other Party nor grant such rights to any Person.

1.25 “Extended Term” shall have the meaning ascribed to it in Section 10.1.

1.26 “Field” means use as a [*] only.

1.27 “Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any supranational organization of sovereign states, country, state, province, territory, commonwealth, municipality or other political subdivision thereof.

1.28 “Initial Registrations” means (i) the initial Registration in the US for the Compound TGAI or the Solo Product, whichever occurs first and (ii) the initial Registration in Canada for the Compound TGAI or the Solo Product, whichever occurs first.

1.29 “Initial Term” shall have the meaning ascribed to it in Section 10.1.

1.30 “Invention” means any and all developments, modifications, discoveries, and inventions, whether patentable or not, made by or on behalf of AMVAC with respect to, related to, derived from, based on, or comprising in any way, whether directly or indirectly and whether in whole or in part, the [*] Patent or any BASF Patent, BASF Know-How, Information and Data, Additional Data, Additional Initial Registration Work Data, Joint Additional Initial Registration Work Data, New Study Data, or Joint New Study Data.

1.31 “[*]” means [*], a company organized under the laws of [*].

1.32 “Non-Exclusive” means that, for the duration of the Initial Term and, if applicable, the Extended Term, the Party granting the right or license in question retains for itself the rights granted to the other Party as well as the right to grant such rights to any Person.

1.33 “Other Product” means any [*] coformulation, other than a BASF Product, which contains the Compound TGAI and [*], none of which are proprietary to BASF and (i) for the US, has [*] use rate or such lower use rate to which BASF consents in writing or (ii) for Canada, has [*] use rate or such lower use rate to which BASF consents in writing.

1.34 “[*] Products Royalty” shall have the meaning ascribed to it in Section 5.6(B).

1.35 “Person” means, other than a Party, any individual, corporation, partnership, association, trust or other entity or organization including, without limitation, any Governmental Authority.

1.36 “PMRA” means Canada’s Pest Management Regulatory Agency.

1.37 “Products” means BASF Products, the Solo Product, and Other Products.

1.38 “Register” or “Registration” means the Initial Registrations and any registration, registration change, or re-registration as well as the maintenance or renewal of any such registration or re-registration which is required by EPA or PMRA in order to offer for sale, sell, promote, and/or distribute in the US or Canada, respectively, the Compound TGAI or any Product for use in the Field only.

1.39 “Registration Fees” means the so-called “fee for service” fees that the EPA and/or PMRA charges to either Party in connection with any Registration of the Compound TGAI and/or any Product plus interest, if any.

1.40 “Resolution” means [*].

1.41 [*].

1.42 “Shared Gross Profit for [*] Products” shall have the meaning ascribed to in Section 5.6(A).

1.43 “Solo Product” means that post-emergent corn herbicide formulation which contains the Compound TGAI as the sole herbicidal active ingredient, meets the Specifications, and (i) for the US, has [*] use rate or such lower use rate to which BASF consents in writing or (ii) for Canada, has [*] use rate or such lower use rate to which BASF consents in writing.

1.44 “Specifications” means (i) the specifications for Compound TGAI and (ii) the specifications for the Solo Product, as the context dictates, which are set forth in Schedule 1.44.

1.45 “Term” shall have the meaning ascribed to it in Section 10.1.

Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (i) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (ii) words importing the singular shall also include the plural, and vice versa.

ARTICLE II

LICENSES

2.1 Grants.

A. AMVAC Development Work, Registrations and Formulations. For the duration of the [*] and subject to the terms and conditions of this Agreement, BASF grants to AMVAC a (i) [*] sublicense, without the right to grant a sublicense to any Person, under the [*] Patent and (ii) [*] license, without the right to grant a sublicense to any Person, to use and Cite to the BASF Know-How, Information and Data, and under the BASF Patents for the exclusive purposes of AMVAC:

(a) undertaking Additional Development Work, Additional Initial Registration Work (as that term is defined in Section 2.4(A)(i)), Joint Additional Initial Registration Work, New Studies (as that term is defined in Section 2.4(A)(ii)), and Joint New Studies (collectively, “AMVAC Development Work”) in the Field in the Territory;

(b) obtaining in AMVAC’s name Registrations ;and

(c) formulating or having formulated, in the Territory only, Products.

B. Commercialization. For the duration of the [*] and subject to the terms and conditions of this Agreement, BASF grants to AMVAC a (i) [*] sublicense, without the right to grant a sublicense to any Person, under the [*] Patent and (ii) [*] license, without the right to grant a sublicense to any Person, to use and Cite to the BASF Know-How, Information and Data and under the BASF Patents for the exclusive purpose of AMVAC offering for sale, selling, promoting, and distributing Products in the Field in the Territory only. In consideration of the Exclusive nature of the license granted to AMVAC in this Section 2.1(B) (but subject to the provisions of Schedule 10.1) and the obligations assumed by AMVAC under the LOI and pursuant to Section 2.4(A)(i), (a) BASF agrees that it shall not offer for sale, sell, promote, or distribute in the Territory prior to [*] any product containing any [*] active ingredient which is proprietary to BASF and, as of the Effective Date, not registered by BASF for use in the Field, provided that the foregoing obligation shall not apply to any Acquired Product (as hereinafter defined) and (b) AMVAC agrees that it shall not offer for sale, sell, promote, or distribute in the Territory during the [*] any product including, without limitation, any Acquired Product, but excluding Products, containing any [*] active ingredient which product is, as of the Effective Date, neither registered nor promoted, distributed, or marketed by AMVAC for use in the Field; provided, however, that if an Acquired Product becomes part of the AMVAC product portfolio during the Term, AMVAC shall have the right, but not the obligation, to dispose of such Acquired Product to a non-

Affiliate Person within six (6) months of AMVAC’s acquisition of the Acquired Product in question. For purposes of this Section 2.1(B), “Acquired Product” means any product acquired by BASF or AMVAC, as the case may be, and/or any Affiliate thereof after the Effective Date, whether acquired as a result of a merger, reorganization, purchase of stock or assets, or by virtue of a licensing or other similar transaction, in each case with a bona fide, non-Affiliate Person.

2.2 [Intentionally Omitted].

2.3 No Additional License. For the avoidance of doubt, AMVAC acknowledges and agrees that all rights in and to the BASF Study Data is or shall vest exclusively in BASF or its designee(s) and that except for the licenses granted to AMVAC under Section 2.1, no right or license, either express or implied, under the BASF Study Data or any patent, copyright, trade secret, know-how or other intellectual property right of BASF or any Affiliate thereof is granted to AMVAC under this Agreement or otherwise.

2.4 Responsibility, Cost and Ownership.

A. Development Work and Registrations.

(i) Additional Development Work, Additional Initial Registration Work, Joint Additional Initial Registration Work, and Registrations. During the Term, AMVAC shall undertake diligently and shall have exclusive responsibility for (i) obtaining and maintaining all Registrations within the Territory at its sole cost and expense, subject to the remaining provisions of this Section 2.4(A), and (ii) performing all Additional Development Work at its sole cost and expense. Notwithstanding the foregoing, if the cost to obtain the Initial Registrations in both countries of the Territory exceeds, in the aggregate, [*] (such actual, out-of-pocket, costs for the Initial Registrations exceeding [*] referred to herein as the “Additional Initial Registration Costs”), such Additional Development Work necessary to obtain the Initial Registrations shall be deemed “Additional Initial Registration Work” or “AIRW”. AMVAC shall promptly notify BASF of all Additional Initial Registration Work and if the Parties decide to jointly conduct such AIRW (“Joint Additional Initial Registration Work” or “JAIRW”), the Parties will (x) cooperate in conducting the JAIRW, (y) share equally the Additional Initial Registration Costs for such JAIRW, (z) jointly own the results of such JAIRW (the “Joint Additional Initial Registration Work Data” or “JAIRW Data”) but, for the duration of the Term, use such JAIRW Data subject to the terms and conditions of this Agreement; provided, however, that payment by BASF of its [*] of the aggregated Additional Initial Registration Costs for such JAIRW shall be made via deduction, of an amount equal to [*] of such aggregated Additional Initial Registration Costs, from the Shared Gross Profit for [*] Products and [*] Products Royalty for [*] during which a Shared Gross Profit for [*] Products and/or [*] Products Royalty occurs (the “Additional Initial Registration Costs Deduction” or “AIRCD”); and provided, further, that in the event that the aggregate amount of the Shared Gross Profit for [*] Products and [*] Products Royalty for [*] is insufficient to cover the AIRCD in question, the Parties agree that the remaining amount of such AIRCD shall be made via deduction of an amount equal to [*] thereof from the Shared Gross Profit for [*] Products and [*] Products Royalty for each of the immediately [*] during which a Shared Gross Profit for [*] Products and/or [*] Products Royalty occurs; and provided, finally, that if after such [*] period BASF still owes any portion of the AIRCD in question it shall make a lump sum payment to AMVAC equal to [*]. If BASF decides not to participate in the cost and/ or performance of any given AIRW, AMVAC agrees to use commercially reasonable efforts to conduct such AIRW (and to promptly advise BASF if AMVAC intends to not conduct the AIRW in question) and AMVAC shall have the right, subject to the terms and conditions of this Agreement including, without limitation, the provisions of this Section 2.4(A) and Section 10.2(A), to conduct such AIRW at its sole cost and expense and, subject to the provisions of this Section 2.4(A), the applicable provisions of Section 10.3, BASF’s proprietary rights in and to the BASF Patents, BASF Know-How, Information and Data, and any other intellectual property of BASF or any of its Affiliates, all rights in and to the results of such AIRW (the “Additional Initial Registration Work Data” or “AIRW Data”) shall vest exclusively in AMVAC or its designee(s). AMVAC shall have the right, subject to the terms and conditions of this Agreement including, without limitation, the provisions of this Section 2.4(A), to use such AIRW Data in the Field in the Territory. Notwithstanding the licenses granted to BASF with respect to AIRW Data pursuant to Section 2.4(C), if subsequent to BASF’s decision to not fund any given Additional Initial Registration Work BASF desires to become a joint owner of any AIRW Data, it shall reimburse AMVAC in accordance with the provisions of the Data Depreciation Formula and, upon making the payment calculated according to such Data Depreciation Formula, (i) the AIRW Data in question shall be deemed JAIRW Data, (ii) the Additional Initial Registration Work from which the JAIRW Data in question resulted shall be deemed JAIRW, and (iii) AMVAC shall execute such documents as are reasonably required under Applicable Law to vest in BASF its ownership interest, rights, and title in and to the JAIRW Data in question. For the avoidance of doubt, the Parties agree that the Registration Fees shall not count toward the Additional Initial Registration Costs. Subject to the provisions of this Section 2.4(A), the applicable provisions of Sections 10.1 and 10.3, BASF’s proprietary rights in and to the BASF Patents, BASF Know-How, Information and Data, and any other intellectual property of BASF or any of its Affiliates, all rights in and to Additional Data and Registrations shall vest exclusively in AMVAC or its designee(s).

(ii) New Studies and [*] New Studies. If any Governmental Authority in the Territory requests that AMVAC, or if AMVAC is required by any Governmental Authority in the Territory to, conduct any new or additional studies to permit Registration (other than the Initial Registrations) or maintain any Registration (including the Initial Registrations) of Compound TGAI or any Products (each such new or additional study, a “New Study”), AMVAC shall promptly provide notice thereof to BASF. If any Governmental Authority requests that BASF, or if BASF is required by any Governmental Authority to, conduct any study related to the Compound BASF may, but is not obligated to, notify AMVAC of the same and offer it an opportunity to participate in the cost and/or performance thereof as hereinafter provided (each such study, a “BASF New Study”). If the Parties decide to [*] conduct any New Study or BASF New Study (each, a “[*] New Study”), the Parties will (i) cooperate in conducting the [*] New Study, (ii) share [*] the total actual out-of-pocket costs therefor, (iii) [*] own the results of such [*] New Study (the “[*] New Study Data”) but, for the duration of the Term, use such [*] Study Data subject to the terms and conditions of this Agreement. If BASF decides not to participate in the cost and/or performance of any given New Study, AMVAC agrees to use commercially reasonable efforts to conduct such New Study (and to promptly advise BASF if AMVAC intends to not conduct the New Study in question) and AMVAC shall have the right, subject to the terms and conditions of this Agreement including, without limitation, the provisions of this Section 2.4(A) and Section 10.2(A), to conduct such New Study [*] and, subject to the provisions of this Section 2.4(A), the applicable provisions of Section 10.3, BASF’s proprietary rights in and to the BASF Patents, BASF Know-How, Information and Data, and any other intellectual property of BASF or any of its Affiliates, all rights in and to the results of such New Study (the “New Study Data”) shall vest [*] in AMVAC or its designee(s). AMVAC shall have the right, subject to the terms and conditions of this Agreement including, without limitation, the provisions of this Section 2.4(A), to use such New Study Data in the Field in the Territory. Notwithstanding the licenses granted to BASF with respect to New Study Data pursuant to Section 2.4(C), if subsequent to BASF’s decision to not fund any given New Study BASF desires to become a [*] of any New Study Data, it shall reimburse AMVAC in accordance with the provisions of the Data Depreciation Formula and, upon making the payment calculated according to such Data Depreciation Formula, (i) the New Study Data in question shall be deemed [*] New Study Data, (ii) the New Study from which the New Study Data in question resulted shall be deemed a [*] New Study, and (iii) AMVAC shall execute such documents as are reasonably required under Applicable Law to vest in BASF its ownership interest, rights, and title in and to the [*] New Study Data. For the avoidance of doubt, if AMVAC decides not to participate in the performance of any given BASF New Study, BASF shall have the right to conduct such BASF New Study [*] and all rights in and to the results of such BASF New Study (the “BASF New Study Data”) shall vest [*] in BASF or its designee(s). Subsequent to AMVAC’s decision to not fund any given BASF New Study, AMVAC may become a [*] of any BASF New Study Data upon AMVAC reimbursing BASF in an amount to be mutually agreed for such BASF New Study, provided that such amount shall in no event exceed [*] of BASF’s actual out-of-pocket costs to conduct such BASF New Study. Upon AMVAC’s payment of such mutually agreed amount, (i) the BASF New Study Data in question shall be deemed [*] New Study Data, (ii) the BASF New Study from which the BASF New Study Data in question resulted shall be deemed a [*] New Study, and (iii) BASF shall execute such documents as are reasonably required under Applicable Law to vest in AMVAC its ownership interest, rights, and title in and to the [*] New Study Data.

(iii) AMVAC Data Obligations. The Parties acknowledge and agree that:

(a) notwithstanding the provisions of Section 2.4(A)(i) and (ii), AMVAC shall not have the right to undertake any development work with respect to the Compound TGAI or any Product including, without limitation, AMVAC Development Work unless (1) Registration of the Compound TGAI or such Product will not be granted or continued by EPA or PMRA if the AMVAC Development Work in question is not performed or (2) AMVAC obtains the prior written consent of BASF, not to be unreasonably withheld or delayed, if such AMVAC Development Work would not meet the criteria set forth in the preceding clause (1);

(b) notwithstanding the provisions of Section 2.4(A)(i) and (ii), AMVAC shall obtain BASF’s prior written approval, not to be unreasonably withheld or delayed, of each protocol for AMVAC Development Work prior to commencement thereof;

(c) AMVAC shall not withdraw any Additional Data, Additional Initial Registration Work Data, Joint Additional Initial Registration Work Data, Joint New Study Data, or New Study Data (collectively, the “AMVAC Data”) once the same is submitted to EPA and/or PMRA without the prior written consent of BASF;

(d) BASF shall have the right to review any and all AMVAC Data prior to AMVAC’s submission thereof to EPA, PMRA, or any other Governmental Authority in or outside the Territory upon request to AMVAC, and

(e) BASF shall have the right to review any and all correspondence by or on behalf of AMVAC with, and responses by or on behalf of AMVAC to any inquiry of, EPA, PMRA and any other Governmental Authority in or outside the Territory with respect to the Compound TGAI or any Product prior to AMVAC’s submission of such correspondence or response thereto.

B. Initial Registrations. AMVAC agrees to use all commercially reasonable efforts to obtain the Initial Registrations by [*].

C. BASF’s Access to Additional Data, Additional Initial Registration Work Data, and New Study Data.

(i) Outside the Territory. AMVAC hereby grants to BASF a [*] (subject to the provisions of this Agreement), [*] license, without the right to grant any sublicense other than as expressly set forth in clause (iii) below, in and outside the Field, outside the Territory, to use and Cite to the Additional Data, Additional Initial Registration Work Data, and New Study Data for the [*] purposes of: (a) undertaking development work with respect to the Compound, technical grade(s) of active ingredient of the Compound, and products containing any such technical grade(s) of active ingredient of the Compound as an active ingredient; (b) obtaining registrations for the aforesaid technical grade(s) of active ingredient and/or aforesaid products; (c) formulating or having formulated the aforesaid products; and (d) offering for sale, selling, promoting, and distributing, directly or indirectly, such products.

(ii) In the Territory. AMVAC hereby grants to BASF a [*] (subject to the provisions of this Agreement), [*] license, without the right to grant any sublicense other than as expressly set forth in clause (iii) below, in the Territory, to use and Cite to the Additional Data, Additional Initial Registration Work Data, and New Study Data for the exclusive purposes of: (a) undertaking development work with respect to the Compound, technical grade(s) of active ingredient of the Compound, and products containing any such technical grade(s) of active ingredient of the Compound as an active ingredient; (b) obtaining registrations for the aforesaid technical grade(s) of active ingredient and/or aforesaid products; (c) formulating or having formulated the aforesaid products; and (d) offering for sale, selling, promoting, and distributing, directly or indirectly, such products outside the Field.

(iii) Sublicenses. Under the license granted to it in Section 2.4(C)(i), BASF shall have the right to grant a sublicense, but without the right to further license or sublicense, (a) to any of its Affiliates conducting business in a country in which BASF desires to exercise any of the rights granted to it under the license in question, provided that BASF’s right to grant any such sublicense shall be limited to one Affiliate per country and (b) in [*] only, to [*]. Under the license granted to it in Section 2.4(C)(ii), BASF shall have the right to grant a sublicense, but without the right to further license or sublicense, to any [*] for purposes of such [*] exercising in the [*], respectively, any of the rights granted to BASF under the license in question.

(iv) Access Fee. In consideration of the licenses granted to BASF pursuant to Sections 2.4(C)(i) and (ii), BASF agrees to pay to AMVAC, during the Term, subject to the applicable provisions of Article X and Schedule 10.1, but in no event after expiration of the Term, certain Access Fees. For the avoidance of doubt, the licenses granted under Sections 2.4(C)(i) and (ii) shall survive expiration and termination, other than termination by AMVAC pursuant to Section 10.2(A) for breach by BASF, of this Agreement except that such licenses shall be [*] at such time; provided, however, that in the case of termination of this Agreement by AMVAC pursuant to Section 10.2(A) for breach by BASF, BASF shall have the option, but not the obligation, to become a [*] of any or all Additional Data, Additional Initial Registration Work Data, and New Study Data by compensating AMVAC in accordance with the provisions of the Data Compensation Formula, at which time the applicable provisions of Section 2.4 shall apply with respect to such joint ownership.

2.5 [*] Effects. If during or after the Term a Party observes or is advised by any Person of any actual or potential [*] effect of the Compound TGAI or any Product including, without limitation, any [*] (for purposes of this Section 2.5, an “Observing Party”), such Observing Party shall notify the other Party in accordance with the provisions of Section 13.3 no later than [*] following the Observing Party’s receipt of such information; provided, however, that [*], notification by the Observing Party to the other Party shall be immediate. All notices required hereunder shall include a detailed description of the [*] effects observed including, without limitation, the nature of the study or incident and the time and place of the occurrence. The provisions of this Section 2.5 will survive the termination or expiration of this Agreement for a period of [*].

2.6 Reporting. No later than each January 1 and June 1 during the Term, AMVAC shall submit to BASF a written status report detailing the progress of and schedule for the Additional Development Work and the timetable for Registrations in the Territory.

2.7 BASF Employee Assistance. [*], the BASF employees identified in Schedule 2.7 shall be reasonably available to answer technical and biological questions AMVAC may have with respect to the Compound; provided, however, that such availability is at BASF’s sole and complete discretion, not to be unreasonably withheld or delayed, and at times and dates convenient to the business of BASF.

ARTICLE III

REGISTRATION FEES

To avoid adverse developments in the Registration process(es) for the Compound TGAI or any Product in the Territory, AMVAC hereby agrees that if the due date for any Registration Fee(s) occurs after the Effective Date, AMVAC shall pay any and all such Registration Fees that BASF is required by the EPA and/or PMRA to remit with respect to such Registration process(es). Upon the Effective Date, BASF shall execute such documents as are reasonably required under Applicable Law to transfer the applications for Registrations to AMVAC.

ARTICLE IV

COMMERCIALIZATION OF THE COMPOUND TGAI AND PRODUCTS

4.1 Commercialization Rights. Pursuant to Section 2.1(B) and subject to the terms and conditions of this Agreement, AMVAC shall have an [*] right to offer for sale, sell, promote, and distribute the Compound TGAI and Products in the Field in the Territory for the duration of the [*].

4.2 Compensation. In consideration for the rights and licenses granted to AMVAC under this Agreement, AMVAC agrees to make the payments described in Section 4.3 in the installments described in, and subject to the terms and conditions of, such Section 4.3.

4.3 License Payments. AMVAC agrees to compensate BASF as follows:

A. Lump Sum Payment. AMVAC shall make a one-time, lump sum payment of [*] to BASF [*] within [*]. Such [*] payment shall be made in [*] via wire transfer to an account specified by BASF. Upon receipt of the [*] payment, BASF shall provide a complete copy of the BASF Know-How, Information and Data to AMVAC.

B. Fees. The Parties agree that the fee for the rights and licenses granted to AMVAC under this Agreement shall be included in the Compound Prices specified in Section 5.5.

C. Profit Sharing and Royalties. BASF shall share in AMVAC’s profits on, and be entitled to receive royalties from, AMVAC’s sales of Products in accordance with the provisions of Section 5.6.

4.4 Marketing.

A. Commercial Launch. AMVAC agrees to use all commercially reasonable efforts to commence commercial launch of the Products in the Territory by [*].

B. Trademarks. Subject to the provisions of this Section 4.4(B), AMVAC may advertise, promote, market, sell and distribute Products under any trademark, trade name and trade dress of its own choosing (collectively, the “AMVAC Trademarks”); provided, however, that AMVAC shall not associate any AMVAC Trademark with any trademark used by or registered to BASF or any Affiliate thereof (each, a “BASF Trademark”). AMVAC agrees not to claim or to assert any right of ownership in or to any BASF Trademark or the goodwill associated therewith. AMVAC further agrees not to take any action which may destroy, damage or impair in any way the ownership or rights of BASF or any Affiliate thereof in or to any BASF Trademark. AMVAC shall not register, either directly or indirectly, in its own name or on behalf of any other Person, any trademark identical, or confusingly similar, to any BASF Trademark. AMVAC shall not adopt, use, own, or acquire any BASF Trademark, or any mark, name or trade dress confusingly similar thereto. BASF agrees not to claim or to assert any right of ownership in or to any AMVAC Trademark or the goodwill associated therewith. BASF further agrees not to take any action which may destroy, damage or impair in any way the ownership or rights of AMVAC or any Affiliate thereof in or to any AMVAC Trademark. BASF shall not register, either directly or indirectly, in its own name or on behalf of any other Person, any trademark identical, or confusingly similar, to any AMVAC Trademark. BASF shall not adopt, use, own, or acquire any AMVAC Trademark, or any mark, name or trade dress confusingly similar thereto. Nothing in this Section 4.4(B) is intended to limit either Party’s rights under applicable trademark law.

4.5 [*]. [*], BASF agrees to [*] with AMVAC concerning [*] BASF granting AMVAC the right(s) and/or license(s) necessary for AMVAC to register and offer for sale, sell, promote, and distribute the Compound TGAI and Products in the Field in [*].

ARTICLE V

MANUFACTURE, SUPPLY AND PURCHASE OF THE COMPOUND TGAI

5.1 Manufacture of the Compound TGAI. During the Term, BASF retains the exclusive rights to manufacture and/or have manufactured the Compound TGAI for sale to AMVAC.

5.2 Exclusive Source. During the Term, AMVAC shall purchase one hundred percent (100%) of its requirements for the Compound TGAI from BASF or an Affiliate thereof exclusively pursuant to the terms and conditions of this Agreement.

5.3 Minimum Purchase Requirement. If, during the period commencing with the Contract Year during which Commercialization occurs and ending with the expiration of the [*] Contract Year thereto, AMVAC does not purchase the Cumulative Minimum Volume (as that term is hereinafter defined), then BASF shall have the right, and without the need for any further action, to convert the license granted to AMVAC under Section 2.1(B) from Exclusive to Non-Exclusive and AMVAC shall do all commercially reasonable things necessary to enable BASF to use and Cite, [*] to AMVAC’s Registrations and any and all AMVAC Data in support thereof. For purposes of this Agreement, “Cumulative Minimum Volume” means [*] of one hundred percent (100%) Compound TGAI. Starting with the [*] Contract Year [*] to the Contract Year during which Commercialization occurs, BASF shall have the right to terminate this Agreement upon [*] prior written notice and the provisions of Section 10.3(B) shall apply if AMVAC does not purchase an aggregate of [*] of one hundred percent (100%) Compound TGAI in any [*] Contract Years.

5.4 Forecasts and Ordering.

A. If Registration/Commercialization is Expected by [*].

(i) [*] Contract Year During Which Commercialization is Expected to Occur. If AMVAC expects to obtain an Initial Registration and to commence Commercialization by [*], then for the [*] Contract Year during which Commercialization is expected to occur AMVAC shall:

(a) submit its [*] forecast for Products to BASF no later than [*];

(b) place its [*] order for Compound TGAI and/or Products no later than [*], which [*] order shall be within [*] of the aforesaid [*] forecast; and

(c) take delivery, in accordance with the provisions of Section 5.10, of Compound TGAI and/or Products during [*], or such other mutually agreed date.

(ii) [*] Contract Year Following Commercialization. If AMVAC expects to obtain an Initial Registration and to commence Commercialization by [*], then for the [*] Contract Year following the Contract Year during which Commercialization occurs AMVAC shall:

(a) submit its [*] forecast for Products to BASF no later than [*]; and

(b) place its [*] order for Compound TGAI and/or Products no later than [*], which [*] order shall be within [*] of the aforesaid [*] forecast and shall specify the desired delivery date and US port of entry.

(iii) [*] Contract Years Following Commercialization. If AMVAC expects to obtain an Initial Registration and to commence Commercialization by [*], then for the [*] Contract Years following the Contract Year during which Commercialization occurs AMVAC shall:

(a) submit its [*] forecast for Products to BASF no later than [*] of each such prior Contract Year (e.g., the first such forecast would be due [*] for the [*] season); and

(b) place its [*] order for Compound TGAI and/or Products no later than [*] of each such prior Contract Year, which [*] order shall be within [*] of the aforesaid [*] forecast and shall specify the desired delivery date and US port of entry (e.g., the first such forecast would be due [*] for the [*] season).

B. If Registration/Commercialization is Expected Later Than [*].

(i) [*] Contract Year During Which Commercialization is Expected to Occur. If AMVAC expects to obtain an Initial Registration and to commence Commercialization after [*], then for the [*] Contract Year during which Commercialization is expected to occur AMVAC shall:

(a) submit its [*] forecast for Products to BASF no later than [*];

(b) place its [*] order for Compound TGAI and/or Products no later than [*], which [*] order shall be within [*] of the aforesaid [*] forecast;

(c) take delivery, in accordance with the provisions of Section 5.10, of Compound TGAI and/or Products during [*] or such other mutually agreed date; and

(d) if necessary, submit a [*] order for additional Compound TGAI and/or Products no later than [*] and specify in such order the desired delivery date and US port of entry.

(ii) [*] Contract Year Following Commercialization. If AMVAC expects to obtain an Initial Registration and to commence Commercialization after [*], then for the [*] Contract Year following the Contract Year during which Commercialization occurs AMVAC shall:

(a) submit its [*] forecast for Products to BASF no later than [*]; and

(b) place its [*] order for Compound TGAI and/or Products no later than [*], which [*] order shall be within [*] of the aforesaid [*] forecast and shall specify the desired delivery date and US port of entry.

(iii) [*] Contract Years Following Commercialization. If AMVAC expects to obtain an Initial Registration and to commence Commercialization after [*], then for the [*] Contract Years following the Contract Year during which Commercialization occurs AMVAC shall:

(a) submit its [*] forecast for Products to BASF no later than [*] of each such Contract Year; and

(b) place its [*] order for Compound TGAI and/or Products no later than [*] of each such Contract Year, which [*] order shall be within [*] of the aforesaid [*] forecast and shall specify the desired delivery date and US port of entry.

C. Rolling Forecasts. Commencing no later than [*] of the Contract Year during which Commercialization occurs and beginning with each calendar quarter thereafter during the Term, AMVAC shall submit a written, [*] rolling forecast of its requirements for the Compound TGAI (i) on a [*] basis for the [*] Contract Years following the Contract Year in which Commercialization occurs and (ii) on a [*] basis for the [*] Contract Years following the Contract Year in which Commercialization occurs.

5.5 Price.

A. [*] Contract Year During Which Commercialization Occurs and the [*] Contract Years. For the [*] Contract Year during which Commercialization occurs and for the [*] Contract Years, the Compound Price shall be:

(i) For the [*] during which Commercialization occurs, [*] of one hundred percent (100%) Compound TGAI [*];

(ii) For the [*] following the Contract Year during which Commercialization occurs, [*] of one hundred percent (100%) Compound TGAI [*]; and

(iii) For the [*] following the Contract Year during which Commercialization occurs, [*] of one hundred percent (100%) Compound TGAI [*].

B. [*] Contract Years Following the Contract Year During Which Commercialization Occurs When AMVAC’s Orders Equal or Exceed the Minimum Volume. For purposes of this Section 5.5(B) and Section 5.5(C), “Minimum Volume” means [*] of one hundred percent (100%) Compound TGAI. Provided that in the [*] Contract Year following the Contract Year during which Commercialization occurs AMVAC orders an amount of Compound TGAI which is equal to or exceeds the Minimum Volume, the Compound Price shall be equal to [*].

C. [*] Contract Years Following the Contract Year During Which Commercialization Occurs When AMVAC Orders Less than the Minimum Volume. If in the [*] Contract Year following the Contract Year during which Commercialization occurs AMVAC orders an amount of Compound TGAI which is less than the Minimum Volume, the Compound Price for such year shall be equal to [*].

5.6 Profit Sharing and Royalties.

A. [*] Products. In consideration for the licenses granted in Section 2.1 to AMVAC with respect to [*] Products, for the Contract Year during which Commercialization occurs and each [*] Contract Year during which any [*] Product is sold by AMVAC, BASF and AMVAC shall share [*] the Shared Gross Profit for [*] Products, subject to the provisions of Section 8.3. No later than each [*] of the Contract Year during which Commercialization occurs and each [*] Contract Year, AMVAC shall prepare and provide to BASF an interim report which reasonably estimates the expected Shared Gross Profit for [*] Products for the then-current Contract Year. AMVAC shall reconcile the Shared Gross Profit for [*] Products for the Contract Year in question and remit to BASF its [*] share thereof in [*] via wire transfer to an account specified by BASF no later than [*] of the Contract Year during which the sales of the [*] Products leading to the Shared Gross Profit for [*] Products in question were made, such earnings to be determined by AMVAC in accordance with generally accepted accounting principles for the US. For purposes of this Agreement, “Shared Gross Profit for [*] Products” for any given Contract Year means [*].

B. [*] Products. In consideration for the licenses granted in Section 2.1 to AMVAC with respect to [*] Products, for the Contract Year during which Commercialization occurs and each [*] Contract Year during which any [*] Product is sold by AMVAC, it shall pay to BASF (i) a royalty in an amount equal to [*] contained, in the aggregate, in the [*] Products sold by AMVAC in the US during the Contract Year in question (the “US Royalty”) and (ii) a royalty in an amount equal to [*] contained, in the aggregate, in the [*] Products sold by AMVAC in Canada during the Contract Year in question (the “Canadian Royalty” and, together with the US Royalty, the “[*] Products Royalty”), subject to the provisions of Section 8.3. No later than each [*] of the Contract Year during which Commercialization occurs and each [*] Contract Year, AMVAC shall prepare and provide to BASF an interim report which reasonably estimates the expected [*] Products Royalty for the then-current Contract Year. AMVAC shall reconcile the [*] Products Royalty for the Contract Year in question and remit to BASF payment therefor in [*] via wire transfer to an account specified by BASF no later than [*] of the Contract Year during which the sales of the [*] Products leading to the [*] Products Royalty payment in question were made, such earnings to be determined by AMVAC in accordance with generally accepted accounting principles for the US.

5.7 Audit Rights.

A. AMVAC’s Rights. If in the [*] Contract Year following the Contract Year during which Commercialization occurs, AMVAC orders more than the Minimum Volume and it disputes the Compound Price for such Contract Year (the “Disputed Compound Price”), the Parties shall mutually agree on the appointment of a recognized firm of international public accountants to review (as “review” is commonly understood and used in Generally Accepted Auditing Standards (“GAAS”)) and certify BASF’s statement of the Disputed Compound Price in question in accordance with GAAS. AMVAC will have [*] after its receipt of each invoice from BASF for the Compound TGAI to provide BASF with any notice of the Disputed Compound Price in question (the “Compound Price Review Period”). Upon the expiration of the Compound Price Review Period, the rights described in this Section 5.7(A) shall likewise expire with respect to such Disputed Compound Price. The cost for any appointment, review, and certification referred to in this Section 5.7(A) shall be borne solely by AMVAC; provided, however, that if the results of a particular review and certification reveal that the Disputed Compound Price is actually higher than the Compound Price should be by more than [*], then the cost of such review and certification shall be borne solely by BASF. The appointed firm shall either certify in accordance with GAAS that BASF’s statement of the Compound Price in question is correct and advise AMVAC of the same or shall advise AMVAC that the Compound Price in question was incorrectly calculated by BASF and by how much; provided, however that, other than advising AMVAC of the foregoing information, neither BASF nor the reviewer shall disclose or be obligated to disclose to AMVAC any information that such reviewer either obtains from BASF or any of its Affiliates or creates on its own with respect to the aforesaid review and certification.

B. BASF’s Rights. If BASF disputes the [*] Products Royalty and/or the Shared Gross Profit for [*] Products reported by AMVAC for the Contract Year during which Commercialization occurs or any [*] Contract Year (the “Disputed Amount”), the Parties shall mutually agree on the appointment of a recognized firm of international public accountants to review (as “review” is commonly understood and used in GAAS) and certify AMVAC’s statement of the Disputed Amount in question in accordance with GAAS during the Contract Year immediately [*] to the Contract Year during which the sales of the Products leading to the Disputed Amount in question were made (the “Review Period”). Upon the expiration of the Review Period, the rights described in this Section 5.7(B) shall likewise expire with respect to the Disputed Amount in question. The cost for any such appointment, review, and certification shall be borne solely by BASF; provided, however, that if the results of a particular review and certification reveal that the Disputed Amount reported by AMVAC is lower than the actual [*] Products Royalty and/or Shared Gross Profit for [*] Products by more than [*], then the cost of such review and certification shall be borne solely by BASF. The appointed firm shall either certify in accordance with GAAS that AMVAC’s statement of the [*] Products Royalty and/or the Shared Gross Profit for [*] Products in question is correct and advise BASF of the same or shall advise BASF that the [*] Products Royalty and/or the Shared Gross Profit for [*] Products in question was incorrectly calculated by AMVAC and by how much; provided, however that, other than advising BASF of the foregoing information, neither AMVAC nor the reviewer shall disclose or be obligated to disclose to BASF any information that such reviewer either obtains from AMVAC or any of its Affiliates or creates on its own with respect to the aforesaid review and certification.

5.8 Payment Terms.

A. Invoices. For each order of the Compound TGAI placed by AMVAC, BASF or an Affiliate thereof shall issue an invoice in [*] for which the payment date shall be [*] from the later of (i) the date that the Compound TGAI for which such invoice is issued reaches the US port of entry or (ii) the date on which AMVAC desired delivery of such Compound TGAI, as communicated to BASF by AMVAC in accordance with the provisions of Section 5.4 (a “Due Date”). Interest at the rate of [*] per annum shall be added to each invoice amount commencing the first day after the corresponding Due Date therefor if payment is not received by such Due Date and shall accrue until such time as the invoice in question is paid in full, unless AMVAC disputes such invoice in accordance with the provisions of Section 5.7(A). All invoice payments shall be made in [*] and payable to BASF via wire transfer to an account specified by BASF.

B. No Credits or Deductions. All payments shall be made by AMVAC without deduction for any exchange, conversion, adjustment charge, taxes, or other similar charges at any time levied or assessed by any Governmental Authority. No credit or allowance for returns will be allowed against outstanding invoices or otherwise, without the prior written consent of BASF.

5.9 Packaging and Labeling. The appropriate packaging and labeling for the Compound TGAI delivered under this Article V shall be mutually agreed by the Parties and consistent with BASF’s then-current export guidelines and all Applicable Laws.

5.10 Delivery. All Compound TGAI shall be delivered to AMVAC [*] at a European port to be mutually agreed by the Parties and in accordance with BASF’s then-current export guidelines and consistent with all Applicable Laws. BASF will use all commercially reasonable efforts to meet those delivery dates desired by AMVAC and communicated to BASF in accordance with the provisions of Section 5.4.

5.11 Testing.

A. Testing by BASF. BASF shall perform quality control tests on all Compound TGAI supplied under this Article V in accordance with the methods of analysis set forth in Schedule 5.11(A) (the “Methods of Analysis”). BASF shall provide to AMVAC a certificate of analysis for each batch of Compound TGAI delivered to AMVAC.

B. Re-Testing by AMVAC. AMVAC may, in its discretion, re-test Compound TGAI in accordance with the Methods of Analysis. If analysis of a given batch of Compound TGAI which BASF deems conforming is performed by AMVAC and such batch proves to be nonconforming, AMVAC shall advise BASF of the same and the Parties shall consult with each other in order to resolve the discrepancy in good faith. If such consultation does not resolve the discrepancy, an independent, reputable laboratory designated by the Parties shall repeat the Methods of Analysis on representative samples from the batch provided by AMVAC and the resulting determination shall be binding on the Parties. Any batch of Compound TGAI alleged by AMVAC not to meet the Specifications shall be held without use by AMVAC pending the outcome of the independent analysis referred to in this Section 5.11(B). The costs of the independent laboratory analyses referred to in this Section 5.11(B) shall be borne by AMVAC unless the Compound TGAI in question is determined to not conform to the Specifications, in which case the costs of the independent laboratory analyses shall be borne by BASF. AMVAC’s sole and exclusive remedy with respect to any Compound TGAI which does not conform ultimately to the Specifications is set forth in Section 5.12(B).

C. Batch Samples. Samples of each batch of Compound TGAI shall be retained by BASF for a period of at least [*] from the date of shipment of such batch to AMVAC or such period of time required by Applicable Law of the jurisdiction in which the Compound TGAI in question is manufactured, whichever is of greater duration.

5.12 Representations and Warranties.

A. Quality and Specifications. BASF warrants and represents that, upon delivery, each order of Compound TGAI shall conform to the Specifications.

B. Disclaimer. THE WARRANTY SET FORTH IN SECTION 5.12(A) IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES REGARDING THE COMPOUND TGAI AND ALL SUCH OTHER WARRANTIES AND REPRESENTATIONS OF WHATEVER KIND ARE HEREBY DISCLAIMED BY BASF AND WAIVED BY AMVAC. BASF SHALL HAVE NO LIABILITY TO AMVAC FOR ANY GENERAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR LIKE DAMAGES, HOWSOEVER NAMED, INCLUDING, WITHOUT LIMITATION, LOST PROFITS ARISING OUT OF THE USE, FORMULATION, OR IMPORTATION OF ANY COMPOUND TGAI OR THE PROMOTION, OFFER FOR SALE, SALE OR DISTRIBUTION OF COMPOUND TGAI OR ANY PRODUCT. BASF MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE

WITH RESPECT TO ANY COMPOUND TGAI EXCEPT AS SECTION 5.12(A) EXPRESSLY PROVIDES. For the avoidance of doubt, nothing in this Section 5.12(B) is intended to limit any of AMVAC’s rights or remedies under the applicable provisions of Articles VII and VIII.

C. Exclusive Remedy. Subject to the provisions of Section 8.2(iv), BASF’s sole liability for any and all breaches of BASF’s warranty that each order of Compound TGAI shall conform to the Specifications upon delivery thereof to AMVAC shall be expressly limited to replacing the Compound TGAI which is determined, in accordance with the provisions of Section 5.11(B), to be defective provided that the conditions set forth in Section 5.12(D) are satisfied. For the avoidance of doubt, the Parties acknowledge and agree that the provisions of Section 8.2(vi) shall not apply to any breach of Section 5.12(A).

D. Claims. Any claim for a breach of Section 5.12(A) shall be valid only when submitted (i) in writing by AMVAC to BASF within [*] after discovery of the defect but in no event later than [*] after receipt by AMVAC at the US port of entry of the Compound TGAI in question or, in the case of latent defects, no later than [*] after receipt by AMVAC at the US port of entry of the Compound TGAI in question to AMVAC and (ii) together with the allegedly defective Compound TGAI, if such allegedly defective Compound TGAI is requested by BASF. No claim of any kind shall be valid with respect to any Compound TGAI which has been altered (including, without limitation, formulated or in the process of being formulated into any Product), neglected, damaged, handled or stored in any manner which either adversely affects such Compound TGAI or is inconsistent with the terms and conditions of this Agreement, unless the Compound TGAI would have been defective, based on comparative batch samples to which Section 5.11(C) refers for the Compound TGAI in question, regardless of such alteration, neglect, damage, handling or storage.

E. Survival. This Section 5.12 shall survive expiration or early termination of this Agreement for a period of [*] thereafter.

5.13 All Sales Final. Subject to the provisions of Sections 5.12(B), (C), and (D) all sales to AMVAC under this Agreement are final and no Compound TGAI may be returned to BASF without its prior written authorization.

5.14 Applicable Permits. Each Party shall obtain and thereafter maintain all necessary Applicable Permits pertaining to the exercise of its rights and performance of its obligations under this Agreement.

5.15 Allocation of Supply. In the event that a force majeure event referred to in Article XI occurs including, without limitation, if the effect of a force majeure event with respect to Compound TGAI is merely a reduction, rather than a permanent discontinuance, BASF shall allocate its then-remaining supply of Compound TGAI between BASF, its Affiliates and AMVAC in a proportion corresponding to the requirements of each Party therefor for the then-current Contract Year, it being acknowledged and agreed that reference to BASF’s requirements herein refers to BASF’s own requirements and the requirements of those Persons with whom BASF is party to a legally enforceable agreement covering the supply of Compound technical form of active ingredient and/or products containing the same as an active ingredient.

5.16 Other Active Ingredients. The Parties acknowledge that they may discuss the viability of BASF supplying [*] (other than Compound TGAI) including, without limitation, [*] (“Other [*]”) for use in BASF Products and Other Products; provided, however, any such arrangement shall be negotiated and, if the Parties mutually agree on the terms and conditions pursuant to which such Other [*] will be supplied and purchased, such arrangement shall be the subject of a separate written agreement between the Parties. For the avoidance of doubt, the Parties acknowledge and agree that AMVAC shall have the right to purchase Other [*] from any Person; and provided, further, that AMVAC shall notify BASF of the price and other material supply terms for such Other [*], if AMVAC is legally permitted to so notify BASF. BASF shall have [*] from the date it receives each such notice to meet the terms offered to AMVAC for the Other [*] in question and, if (i) BASF meets such terms and conditions and (ii)AMVAC’s purchase of such Other [*] from BASF would be at least as favorable to AMVAC when compared to purchasing such Other [*] from another supplier, AMVAC agrees to purchase such Other [*] from BASF pursuant to a mutually acceptable separate written agreement between the Parties.

ARTICLE VI

INTELLECTUAL PROPERTY

6.1 Inventions.

A. Disclosure. AMVAC agrees to disclose all Inventions to BASF promptly and in no event later than [*] of discovery or development thereof.

B. License. If AMVAC develops an Invention and BASF requests that it be granted a license with respect to such Invention in and/or outside the Territory, then AMVAC shall grant to BASF:

(i) a [*] (subject to the provisions of Section 10.3(B)), [*] license, without the right to grant any sublicense except as expressly provided in this Section 6.1(B), to use, have used, practice, have practiced, promote, offer to sell, sell, and distribute such Invention outside the Territory; and/or

(ii) a [*] (subject to the proviso below), [*] license, without the right to grant any sublicense except as expressly provided in this Section 6.1(B), to use, have used, practice, have practiced, promote, offer to sell, sell, and distribute such Invention in the Territory, subject to the express provisions of Section 2.1(B).

The Parties shall negotiate in good faith and agree on a [*] for the license granted under clause (ii) of this Section 6.1(B); provided, however, that (i) if AMVAC fails to purchase the Cumulative Minimum Volume pursuant to Section 5.3, then the license granted under Section 6.1(B)(ii) by AMVAC to BASF shall be [*] and (ii) if AMVAC fails to purchase an aggregate amount of at least [*] of one hundred percent (100%) Compound TGAI in [*] Contract Years then, in addition to any other rights BASF may have under Section 10.3, the license granted under Section 6.1(B)(ii) by AMVAC to BASF shall be [*]. Under the licenses granted to it in this Section 6.1(B), BASF shall have the right to grant a sublicense, but without the right to grant a further license or sublicense, (a) to any of its Affiliates conducting business in a country in which BASF desires to exercise any of the rights granted to it under the license in question, provided, that BASF’s right to grant any such sublicense shall be limited to one Affiliate per country and (b) in [*] only, to [*].

C. Ownership. All rights and title in and to Inventions, whether patentable or not, conceived or made by AMVAC as a result of its performance under or in connection with this Agreement shall vest [*] in AMVAC or its designee.

D. Patents. To the extent AMVAC believes that any Invention is patentable, AMVAC shall use all commercially reasonable efforts to (i) apply for the corresponding patent protection and all other means of like protection (individually and collectively, “IPR Protection”) in its own name and (ii) undertake all steps necessary to file, prosecute, maintain, and renew all such IPR Protection, at AMVAC’s own cost and expense. In addition, AMVAC will inform BASF about AMVAC’s intended filing of foreign patent applications. BASF shall be entitled to file patent applications in additional countries at its own cost and expense. Furthermore, AMVAC shall use all commercially reasonable efforts to seek all available time extensions for such IPR Protection. Notwithstanding the foregoing in this Section 6.1(D), AMVAC shall have the right, at its discretion, to not pursue all available IPR Protection for a given Invention or abandon any IPR Protection obtained therefor, in which event AMVAC shall promptly notify BASF in writing of such decision, whereupon BASF or its designee(s) shall have the [*] right with respect to such Invention(s) to file, prosecute, maintain, and renew any and all IPR Protection with respect thereto at BASF’s own cost and expense. If AMVAC decides to not pursue all available IPR Protection for a given Invention or abandon any IPR Protection obtained therefor, at the written request of BASF all of AMVAC’s right, title, and interest in and to such Invention and attendant IPR Protection shall be transferred and assigned to BASF or its designee(s).

6.2 Automatic Grants. To the extent that AMVAC undertakes in this Agreement to grant to BASF any license or right including, without limitation, under Section 6.1(B) (but excluding those grants for which a [*] must be mutually agreed) upon the occurrence or happening of any event or condition (including, by way of example and not limitation, the conversion of a license from [*] and the conversion of a license from [*]), each such license shall be deemed automatically granted upon the occurrence or happening of such event or condition without the need for any further action to be taken by either Party or their respective Affiliates, notwithstanding the provisions of Section 13.7.

6.3 Notification. Each Party agrees to promptly provide to the other Party all information of which it is aware as of the Effective Date, or becomes aware of during the Term, as such information relates to any patent or intellectual property rights which are or may be pertinent to the performance of this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1 BASF’s Representations and Warranties.

A. General. BASF represents and warrants to AMVAC that as of the Effective Date, (i) it has (a) the corporate authority and legal right to grant the licenses set forth in Section 2.1,2.1 and (b) achieved Resolution, (ii) as of the Effective Date, it (or its Affiliates) has [*] ownership rights in and to the BASF Know-How, Information and Data and that it is neither aware, nor in possession, of any information that the BASF Know-How, Information and Data infringes any patent or other proprietary right of any Person, (iii) neither it nor any of its Affiliates is a party to any oral or written agreement or understanding with any Person that is either inconsistent with or will in any way limit or conflict with its ability to fulfill its obligations under this Agreement (and BASF hereby covenants that it shall not, and shall ensure that its Affiliates do not, enter into any such agreement or understanding during the Term), and (iv) the performance by BASF of its obligations under this Agreement, including, without limitation, the granting of the licenses set forth in Section 2.1, will neither breach the [*] nor infringe the [*] Patent.

B. BASF Know-How, Information and Data and BASF Patents. BASF makes no warranties or representations concerning either the BASF Know-How, Information and Data or the BASF Patents other than, as of the Effective Date, (i) BASF is neither aware, nor in possession, of any information that any BASF Know-How, Information and Data or any BASF Patent infringes any patent or other proprietary right of any Person and (ii) there is no pending, or to BASF’s knowledge any threatened, litigation with respect to any BASF Know-How, Information and Data or any BASF Patent.

7.2. Disclaimers. THE WARRANTIES SET FORTH IN SECTION 7.1 ARE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES REGARDING THE BASF KNOW-HOW, INFORMATION AND DATA AND THE BASF PATENTS AND ALL SUCH OTHER WARRANTIES AND REPRESENTATIONS OF WHATEVER KIND ARE HEREBY DISCLAIMED BY BASF AND WAIVED BY AMVAC. BASF MAKES NO REPRESENTATION, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE BASF KNOW-HOW, INFORMATION AND DATA AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY RESULTS FROM USE THEREOF OR RELIANCE THEREON, OR OTHERWISE AND BASF SHALL NOT BE LIABLE TO AMVAC FOR ANY GENERAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR LIKE DAMAGES, CLAIMS, LIABILITY, LOSSES, OR EXPENSES, HOWSOEVER NAMED, INCLUDING, WITHOUT LIMITATION, LOST PROFITS ARISING OUT OF THE USE OF OR RELIANCE ON ANY BASF KNOW-HOW, INFORMATION AND DATA. For the avoidance of doubt, nothing in this Section 7.2 is intended to limit any of AMVAC’s rights or remedies under Section 5.12 and the applicable provisions of Article VIII.

7.3 AMVAC’s Representations and Warranties. AMVAC represents and warrants that neither it nor any of its Affiliates is a party to any oral or written agreement or understanding with any Person that is either inconsistent with or will in any way limit or conflict with its ability to fulfill its obligations under this Agreement (and AMVAC hereby covenants that it shall not, and shall ensure that its Affiliates do not, enter into any such agreement or understanding during the Term).

ARTICLE VIII

INDEMNIFICATION

8.1 Obligations of AMVAC. Without prejudice to any other right or remedy BASF may have under this Agreement or otherwise and subject to the provisions of Section 8.5(A), AMVAC shall indemnify, defend and hold harmless BASF, its Affiliates and their respective directors, officers, employees and agents (individually, a “BASF Indemnitee”) from and against all damages, losses, liabilities, costs, expenses, claims, demands, suits, penalties and judgments as well as administrative and judicial orders, including reasonable counsel fees and expenses (individually and collectively, “Costs”) incurred, assessed or sustained by or against any BASF Indemnitee with respect to, resulting from or arising out of:

(i) any claim that AMVAC’s performance of any AMVAC Development Work infringes any proprietary right of any Person;

(ii) any claim that any AMVAC Data infringes any proprietary right of any Person;

(iii) any claim that AMVAC’s formulation activities with respect to, and/or the promotion, offer for sale, sale, or distribution of, any Compound TGAI and/or Product infringes any proprietary right of any Person;

(iv) any claim with respect to the performance of Compound TGAI and/or any Product sold, transferred, or distributed by or on behalf of AMVAC;

(v) AMVAC’s formulation activities with respect to, and/or the handling, shipping, storage, testing, labeling, promotion, offer for sale, sale, or distribution of, any Compound TGAI (whether used singly or in combination with other substances and whether used in the form delivered or in an altered form) and/or Product;

(vi) any breach of this Agreement by AMVAC; and

(vii) any negligence or willful misconduct by AMVAC in its performance under this Agreement.

8.2 Obligations of BASF. Without prejudice to any other right or remedy AMVAC may have under this Agreement or otherwise and subject to the provisions of Section 8.5(A), BASF shall indemnify, defend and hold harmless AMVAC, its Affiliates and their respective directors, officers, employees and agents (individually, an “AMVAC Indemnitee”) from and against all Costs incurred, assessed or sustained by or against any such AMVAC Indemnitee with respect to, resulting from or arising out of:

(i) any claim that any Compound TGAI or BASF Know-How, Information and Data infringes any proprietary right of any Person;

(ii) subject to the provisions of Section 8.5(B), any claim that any BASF Patent infringes any proprietary right of any Person;

(iii) any claim that BASF’s manufacturing activities with respect to Compound TGAI, including, without limitation, the manufacturing process used by BASF to produce Compound TGAI supplied under this Agreement, infringes any proprietary right of any Person;

(iv) subject to the provisions of Section 8.3, any defect in Compound TGAI that could not have been reasonably discovered by AMVAC by performing the Methods of Analysis on the Compound TGAI in question;

(v) any claim that BASF’s performance of any Joint Additional Initial Registration Work and/or Joint New Study infringes any proprietary right of any Person;

(vi) any breach of this Agreement by BASF; and

(vii) any negligence of or willful misconduct by BASF in its performance under this Agreement.

8.3 [*] Claims. The Parties agree that for the Contract Year during which Commercialization occurs and the immediately [*] Contract Years, AMVAC shall have the right to deduct from the [*]and the [*] thereof as an accrual in the event of claims related to the [*] of Compound TGAI and/or any Product ([*]), which, for the avoidance of doubt, the Parties acknowledge and agree shall be AMVAC’s [*]. Deduction by AMVAC of [*] for the Contract Years in question, whether paid out or not, shall be made prior to AMVAC’s [*].

8.4 Notification and Other Procedures. Each of AMVAC and BASF shall provide notice in writing to the other Party immediately upon its knowledge of institution of any and all claims, suits and actions referred to in Section 8.1 or 8.2 (each such claim, suit or action, a “Third Party Claim”). The indemnifying Party shall defend the indemnified Party against the Third Party Claim, Accordingly, the indemnifying Party shall have the right to select legal counsel of its choosing provided such counsel is reasonably satisfactory to the indemnified Party. The indemnifying Party shall conduct its defense of any and all Third Party Claims actively and diligently. The indemnified Party shall provide to the indemnifying Party all information and reasonable assistance necessary to the indemnifying Party in the prosecution of defense of each Third Party Claim. An indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without first consulting with, and obtaining from, the indemnified Party its consent, which shall not be unreasonably withheld or delayed. The indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without first consulting with, and obtaining from, the indemnifying Party its consent, which shall not be unreasonably withheld or delayed.

8.5 Limitations.

A. BASF Indemnitees and AMVAC Indemnitees. Subject to the exception with respect to the [*] Patent set forth in Section 8.6, in no event shall (i) BASF be liable under this Article VIII to any AMVAC Indemnitee for any general, incidental, indirect, special, punitive or consequential damages including, without limitation, lost profits thereof or (ii) AMVAC be liable under this Article VIII to any BASF Indemnitee for any general, incidental, indirect, special, punitive or consequential damages including, without limitation, lost profits thereof.

B. Blocking Patents. AMVAC shall undertake all commercially reasonable steps to ensure that, in its performance of this Agreement (including, without limitation, the performance of any and all AMVAC Development Work), AMVAC does not infringe any third party patent which blocks either the [*] Patent or any BASF Patent (each such third party patent, a “Blocking Patent”) and, for the avoidance of doubt, the Parties agree that BASF’s obligations under Section 8.2(i) and (ii) do not mitigate the foregoing obligation of AMVAC with respect to Blocking Patents. Accordingly, BASF’s obligations under Section 8.2(i) and (ii) shall not apply to any Costs incurred, assessed or sustained by or against any AMVAC Indemnitee as a result of alleged or actual infringement of any Blocking Patent.

8.6 [*] Patent. Without prejudice to any other right or remedy AMVAC may have under this Agreement or otherwise and notwithstanding the provisions of Section 8.5(A), BASF shall indemnify, defend and hold harmless any and all AMVAC Indemnitees from and against all Costs incurred, assessed or sustained by or against such AMVAC Indemnitee(s) as a direct result of a [*] Infringement Claim(s) (as hereinafter defined) that is filed or brought by [*] against such AMVAC Indemnitee(s) (i) in a US state or federal court or (ii) via other legal or judicial process in the US. BASF and AMVAC acknowledge and agree that the “Costs incurred, assessed or sustained by or against [an] AMVAC Indemnitee(s)” to which this Section 8.6 refers may include general, incidental, indirect, special, punitive or consequential damages and/or lost profits of [*] but not any general, incidental, indirect, special, punitive or consequential damages and/or lost profits of any AMVAC Indemnitee. For purposes of this Section 8.6,

“[*] Infringement Claim” means a claim(s), demand(s), suit(s), or action(s) that alleges that the exercise by AMVAC of its rights under Sections 2.1(A)(i) or 2.1(B)(i) of this Agreement infringe the [*] Patent. The Parties hereby agree that BASF shall have no obligation to indemnify, defend or hold harmless any AMVAC Indemnitee under this Section 8.6 for any [*] Infringement Claim if the conduct by AMVAC which is the subject of such [*] Infringement Claim is not in accordance with the terms and conditions of this Agreement.

8.7 Survival. This Article VIII shall survive the early termination or expiration of this Agreement for a period of [*].

ARTICLE IX

CONFIDENTIALITY

9.1 Obligations of Non-Disclosure and Restricted Use. During the Term and for a period of [*] years thereafter [*] or until such time as [*], whichever occurs later, each of the Parties agrees to not disclose to any Person (other than Representatives (as that term is defined in Section 9.3)) and to not use, other than for the exclusive purpose of exercising its rights and performing its obligations under this Agreement, any Confidential Information (as that term is hereinafter defined) of the other Party; provided, however, that, subject to the provisions of Section 9.2, such obligations of non-disclosure and restricted use shall not apply to Confidential Information which:

(i) the receiving Party can establish by competent proof was already in its possession, without obligation of secrecy, and not acquired directly from the disclosing Party or any of its Affiliates;

(ii) at or subsequent to the time of disclosure, is or becomes part of the public knowledge through no breach of this Agreement by the receiving Party or any Representative thereof;

(iii) at or subsequent to the time of disclosure, is the subject of another agreement between the Parties which permits use and disclosure;

(iv) the receiving Party may receive from a Person (other than an Affiliate of the disclosing Party), having a bona fide right to disclose the Confidential Information in question, without restriction on disclosure and use; or

(v) is required by law or judicial process to be disclosed by the receiving Party, provided, however, that such receiving Party shall notify the disclosing Party in as much advance time as reasonably possible of any such disclosure in order to enable such disclosing Party to take any appropriate action it sees fit under the circumstances and, provided, further, that if requested by the disclosing Party, the receiving Party shall, at the disclosing Party’s cost and expense, use all commercially reasonable efforts to seek confidential treatment of the Confidential Information in question, to the fullest extent permitted under Applicable Laws.

For purposes of this Article IX, “Confidential Information” means the BASF Confidential Information and the AMVAC Confidential Information.

9.2 Exceptions. Specific Confidential Information shall not be deemed to be within any of the Section 9.1 exceptions merely because it is embraced by general disclosures within any such exception. In addition, any combination of features received as specific Confidential Information shall not be deemed to be within any of the foregoing exceptions merely because individual features are separately within any exception but only if the combination itself, and its principle of operation, is within any such exception. The Parties acknowledge and agree that (i) any and all submissions to a Governmental Authority in the Territory including, without limitation, the EPA and PMRA in connection with any Registration and (ii) the granting of any Registration shall not be deemed “public knowledge” within the meaning of Section 9.1(ii) or “required by law or judicial process to be disclosed by the receiving Party” within the meaning of Section 9.1(v).

9.3 Affiliates. Each Party represents and warrants that its obligations under Sections 9.1 and 9.2 shall be binding upon each of its employees, [*] (subject to the proviso at the end of this sentence), and Affiliates (for purposes of this Article IX, each being a “Representative”) who have access to any Confidential Information of the other Party and, unless each Party has done so already, it shall do all things necessary in order to so bind each such Representative; provided, however, that any and all disclosures to [*] by BASF shall be for the limited purposes of BASF exercising its rights under Section 2.4(C)(iii) in [*] only. Each Party shall limit access to Confidential Information of the other Party by such receiving Party’s Representatives on a strict, “need-to-know” basis.

9.4 Publications and Presentations. Neither Party shall disclose, directly or indirectly, to any Person (other than each Party’s respective Representatives, attorneys, accountants, banks and other professional advisors) the existence, or the terms and conditions. of this Agreement; provided, however, that a Party may make such public disclosure it believes in good faith is required by Applicable Law or any listing or trading standards concerning its or its Affiliates publicly-traded securities (in which case the disclosing Party will advise the other Party prior to making the disclosure). It is acknowledged that upon and after the Effective Date, American Vanguard Corporation, AMVAC’s parent company, will be required by Applicable Law to issue a press release and make appropriate disclosures in its filings with the US Securities and Exchange Commission, including the filing of this Agreement as an exhibit to its annual reports; provided, however, that with respect to all such filings and other public disclosures, this Agreement shall be redacted to the fullest extent permitted by Applicable Law. All press releases will be furnished to BASF for its review and comments prior to issuance. The Parties recognize that it may be desirable for each of them to disclose, publish, or present publicly Confidential Information of the other Party including, without limitation, studies and data which form a part of the other Party’s Confidential Information. Each Party shall have the right to disclose, publish, and publicly present Confidential Information of the other Party provided that it receives the express, prior written permission of such other Party to do so. All requests by one Party to the other Party regarding the right to disclose, publish, or present publicly any Confidential Information of such other Party shall be made in writing in accordance with the provisions of Section 13.3.

9.5 Survival. Each Party agrees to limit its use and disclosure of the Confidential Information of the other Party pursuant to the terms and conditions of this Agreement and the Confidentiality Agreement, and with respect to any inconsistency or ambiguity created thereby, the more stringent, in favor of BASF, of such agreements shall control. This Article IX shall survive the early termination or expiration of this Agreement for a period of [*] years or until such time as [*], whichever occurs later.

ARTICLE X

TERM AND TERMINATION

10.1 Term of the Agreement.

A. Enforceability. Each Party agrees that this Agreement shall not be enforceable by or against either Party until the Effective Date.

B. Duration. Unless earlier terminated as provided in Section 10.2, the term of this Agreement shall commence on the Effective Date and expire [*] (the “Term”). The “Initial Term” refers to that period commencing on the Effective Date and expiring on the last day of the [*] Contract Year following the Contract Year during which Commercialization occurs or [*], whichever occurs earlier, and the “Extended Term” refers to the period commencing upon the day after the date on which the Initial Term expires and expiring concurrently with the Term.

C. Notification. Not later than [*] prior to expiration of the [*], AMVAC will notify BASF whether or not AMVAC plans to Market (as that term is defined in Section 10.1.1(e) of Schedule 10.1) [*] (as that term is defined in [*]) as its [*] in the Territory during the [*] (the “AMVAC Notification”); provided, however, that if the AMVAC Notification states that AMVAC plans to Market [*] as its [*] in the Territory during the [*] but AMVAC subsequently decides to offer to sell, promote, sell, and/or distribute any [*] (as that term is defined in [*]) in the Territory during the [*], whether any or all of the foregoing be accomplished by AMVAC directly or indirectly and whether the [*] is in addition to or instead of [*], AMVAC shall notify BASF no later than [*] prior to Marketing any such [*] (a “Subsequent AMVAC Notification”). For the period commencing [*] prior to expiration of the [*] and for the remainder of the Term, BASF shall have the right to notify AMVAC, upon not less than [*] prior written notice, that BASF has received a Registration(s) for and will Market, or has granted a license to any Person who will Market, a [*] (as that term is defined in [*]) in the Field in the Territory during the [*] (the “BASF Notification”).

D. Amendments upon Commencement of the Extended Term. Until such time as BASF provides the BASF Notification to AMVAC, and provided that the AMVAC Notification states that AMVAC plans to Market [*] as its [*] in the Territory during the [*] and until such time as there is a Subsequent AMVAC Notification, if any, the Parties’ rights and obligations under this Agreement will remain in full force and effect for the remainder of the Term without modification except as hereinafter provided:

(i) [*]. Effective as of the commencement date of the [*] and notwithstanding the provisions of Section 13.7, BASF’s obligations under [*] with respect to [*] shall cease and no further [*] shall be due to AMVAC therefor. Accordingly, upon expiration of the [*], the licenses in question shall be [*] and BASF shall become a [*] thereof effective as of the commencement date of the [*] and AMVAC shall execute promptly all such documents as are reasonably required under Applicable Law to vest in BASF its ownership interest, rights, and title in and to the [*].

(ii) Commercialization Rights. Effective as of the commencement date of the [*] and notwithstanding the provisions of Section 13.7, Sections 2.1(B) and 4.1 will be amended automatically as follows without the requirement of any further act by either Party:

B. Commercialization. Effective for the duration of the [*] and subject to the terms and conditions of this Agreement, BASF grants to AMVAC a (i) [*] sublicense, without the right to grant a sublicense to any Person, under the [*] Patent and (ii) [*] license, without the right to grant a sublicense to any Person, to use and Cite to the BASF Know-How, Information and Data and under the BASF Patents for the [*] purpose of AMVAC offering for sale, selling, promoting, and distributing Products in the Field in the Territory only.

4.1 Commercialization Rights. Pursuant to Section 2.1(B) and subject to the terms and conditions of this Agreement, AMVAC shall have a [*] right to offer for sale, sell, promote, and distribute the Compound TGAI and Products in the Field in the Territory for the duration of the [*].

E. Amendments as a Result of the AMVAC Notification, Subsequent AMVAC Notification, and BASF Notification. In addition to and not in lieu of the amendments to the Agreement described in Section 10.1(D) above: if (i) the AMVAC Notification or a Subsequent AMVAC Notification states that AMVAC plans to Market in the Territory during the [*], the Parties’ rights and obligations under this Agreement as of the date of the AMVAC Notification or Subsequent AMVAC Notification, as the case may be, will be modified by the applicable provisions of Schedule 10.1, with such modifications being effective for the period commencing on [*], as the case may be, and expiring concurrently with expiration of the Term (the “[*]”); (ii) if BASF provides the BASF Notification to AMVAC, and provided that the AMVAC Notification stated that AMVAC plans to Market [*] in the Territory during the [*], then until such time as there is a Subsequent AMVAC Notification, if any, the Parties’ rights and obligations under this Agreement as of the date of the BASF Notification will remain in full force and effect for the remainder of the Term, except as modified by the provisions of Schedule 10.1 with such modifications being effective for the [*] (except that if the BASF Notification is issued prior to expiration of the [*] the Parties rights and obligations shall first be modified in accordance with the provisions of Section 10.1(D) above); and (iii) if BASF provides the BASF Notification to AMVAC and thereafter a Subsequent AMVAC Notification states that AMVAC plans to Market [*] in the Territory during the [*], the Parties’ rights and obligations under this Agreement as of the date of the Subsequent AMVAC Notification will be modified by the applicable provisions of Schedule 10.1, with such modifications being effective for the [*].

10.2 Termination.

A. Breach; Insolvency; Bankruptcy. In the event that either Party materially breaches this Agreement or becomes insolvent, enters bankruptcy, receivership or other like proceeding (voluntary or involuntary) or makes an assignment for the benefit of creditors (such Party, a “Triggering Party” and each such event, a “Default”) at any time during the Term, the other Party shall have the right to terminate this Agreement (in addition to and not in lieu of any other rights or remedies such Party may have hereunder or at law) if such Party notifies the Triggering Party in writing of the Default in question and such Default is not cured by the Triggering Party within [*] of its receipt of notification thereof. For the avoidance of doubt, the Parties agree that a withdrawal of any Registration for Compound TGAI or any Product undertaken by EPA or PMRA as a result, directly or indirectly, of any act or omission of AMVAC (including, without limitation, failure by AMVAC to conduct any AIRW or New Study) constitutes a material breach of this Agreement.

B. Adverse Regulatory Action by any Governmental Authority; Unforeseen Infringement; [*].

(i) AMVAC’s Rights. Without prejudice to any other right or remedy AMVAC may have under this Agreement or otherwise, AMVAC shall have the right to terminate this Agreement immediately and without penalty if:

(a) the EPA or PMRA withdraws all Registrations for all Products for any reason;

(b) Compound TGAI poses unacceptable safety risks during formulation, transportation or other handling or to users thereof or to the environment, as such risks are determined either by any Governmental Authority in the Territory or by AMVAC consistent with its Responsible Care® practices; or

(c) any claim that the (1) export, importation, development, manufacture, formulation, use, promotion, offer for sale, sale and/or distribution of Compound TGAI as contemplated by the Parties in this Agreement, (2) use of any BASF Know-How, Information and Data as contemplated by the Parties in this Agreement, or (3) performance by AMVAC under any BASF Patent as contemplated by the Parties in this Agreement, either independently or in combination (provided that if in combination, the Compound TGAI, any BASF Know-How, Information and Data, or any BASF Patent by itself), infringes or violates any patent, trademark, trade name, trade dress, trade secret or other proprietary right of any Person.

(ii) BASF’s Rights. Without prejudice to any other right or remedy BASF may have under this Agreement or otherwise, BASF shall have the right to terminate this Agreement immediately and without penalty if:

(a) any Governmental Agency which regulates the Compound takes any action that is not based, directly or indirectly, on any act or omission of BASF, the result of which is to prohibit or materially restrict the export, importation, development, manufacture, formulation, use, promotion, offer for sale, sale or distribution thereof in the Territory, [*], and/or any country wherein BASF manufactures, or has manufactured, Compound TGAI;

(b) Compound TGAI poses unacceptable safety risks during manufacture, formulation, transportation or other handling or to users thereof or to the environment, as such risks are determined either by any Governmental Authority or by BASF consistent with its Responsible Care® practices;

(c) any claim that the (1) export, importation, development, manufacture, formulation, use, promotion, offer for sale, sale and/or distribution of Compound TGAI contemplated by the Parties in this Agreement, (2) use of any BASF Know-How, Information and Data as contemplated by the Parties in this Agreement, or (3) performance by AMVAC under any BASF Patent as contemplated by the Parties in this Agreement, either independently or in combination (provided that if in combination, the Compound TGAI, any BASF Know-How, Information and Data, or any BASF Patent by itself), infringes or violates any patent, trademark, trade name, trade dress, trade secret or other proprietary right of any Person; or

(d) BASF decides to cease all sales of Compound TGAI and products containing either such Compound TGAI or other Compound technical form of active ingredient as an active ingredient [*].

C. Mutual Agreement. If the Parties mutually agree in writing to terminate this Agreement prior to the natural expiration thereof, the effect(s) thereof shall be as if the Agreement expired in accordance with its terms.

10.3 Effects of Expiration and Termination.

A. Expiration. Subject to the provisions of Schedule 10.1, upon expiration of the Term (i) AMVAC and BASF will [*] all Additional Data and Additional Initial Registration Work Data and BASF will not be obligated to pay AMVAC any further [*] therefor and (ii) the licenses granted to AMVAC under Section 2.1 will be [*] and such licenses will [*].

B. Breach; Insolvency; Bankruptcy. In the event that this Agreement is terminated pursuant to [*] is the Triggering Party then: (i) [*] shall assign all of its rights and interest in and to all [*] or its designee; (ii) all licenses granted under this Agreement by [*] shall survive; and (iii) all licenses granted under this Agreement by [*] shall terminate concurrently with the effective date of termination of this Agreement. In the event that this Agreement is terminated pursuant to [*] is the Triggering Party then: (i) all licenses granted under this Agreement by [*] shall survive provided, however, that in the event that the license granted to [*] upon termination of this Agreement, such license shall be amended without the need for any further action by either Party, notwithstanding the provisions of Section 13.7, to be [*] effective as of [*] and (ii) all licenses granted under this Agreement by [*] shall terminate concurrently with the effective date of termination of this Agreement except that the license granted by [*] to be mutually agreed and the license granted under [*] shall survive.

C. Regulatory Action by any Governmental Authority; Unforeseen Infringement; [*]. Subject to the provisos at the end of this sentence, if this Agreement is terminated by [*] pursuant to [*] or by [*] pursuant to [*] all licenses granted by one Party to the other under this Agreement shall [*] concurrently with the effective date of termination of this Agreement; provided, however, that if this Agreement is terminated by [*] pursuant to [*], the provisions of Article XII shall apply if applicable and, provided, further, that if this Agreement is terminated by [*] pursuant to [*] shall assign all of its rights and interest in and to all [*] or its designee.

D. Return of Information. Upon the early termination or expiration of this Agreement, AMVAC shall return to BASF all BASF Know-How, Information and Data; provided, however, that if this Agreement is terminated for breach by BASF or if the license(s) granted to AMVAC survive the expiration or termination of this Agreement, AMVAC shall be entitled to retain for the duration of the license(s) that survive any such termination or expiration that BASF Know-How, Information and Data necessary to enable AMVAC to exercise the rights granted under such license(s).

E. Sale of Inventory. Upon the early termination or expiration of this Agreement, AMVAC shall have the right, at its sole discretion but in accordance with the terms and conditions of this Agreement including, without limitation, Section 2.1 and Article V, to sell its inventory of Compound TGAI and Products. BASF shall have the right to purchase such inventory at [*]; provided, however, that if BASF purchases such inventory it will not be entitled to any [*] as provided in [*] with respect to such sale by AMVAC.

ARTICLE XI

FORCE MAJEURE

The performance of any obligation hereunder may be reduced or suspended by either Party, in whole or in part, without liability, by promptly notifying the other Party of the nature and estimated duration of the suspension period in the event of: any act of God, earthquake, war, terrorism, riot, fire, explosion, accident, flood, sabotage; lack of adequate fuel, power, raw materials, labor, containers or transportation facilities; compliance with any Governmental Authority, Applicable Law or national defense requirement or any event beyond the reasonable control of the notifying Party, which event makes impracticable performance of the obligation in question.

ARTICLE XII

[*] OFFER

If at any time during the Term BASF decides to cease [*] of Compound TGAI and products containing either such Compound TGAI or other Compound technical form of active ingredient as an active ingredient globally (for purposes of this Agreement only and subject to the proviso at the end of this sentence, the “Compound Business”) and to sell the Compound Business (subject to the proviso at the end of this sentence, a “[*]”) and elects to [*] this Agreement pursuant to [*], BASF shall provide written notice thereof to AMVAC (the “[*] Notice”); provided, however, that the Parties acknowledge, understand, and agree that the composition of assets and intangibles, if any, comprising the “Compound Business” is at the sole and exclusive discretion of BASF and its Affiliates; and, provided, further, that a [*] shall be deemed to mean only a [*] from the Compound Business. BASF’s obligations under this Article XII shall only be triggered in the event of a decision by BASF to [*] the Compound Business and, by way of example and not limitation, such obligations shall not be triggered if BASF decides to [*], its entire herbicide crop protection portfolio, or its entire crop protection business. Upon receipt of the [*] Notice, AMVAC shall have the [*], but not the obligation, to offer to purchase such Compound Business by providing a sufficiently detailed written notice of AMVAC’s offer to BASF in accordance with the terms and conditions of the [*] Notice. This Article XII shall not be construed as precluding BASF from either [*] any Person’s offer in connection with the Compound Business, a [*], or otherwise; provided, however, that in the event that BASF receives any such offer it shall advise AMVAC thereof and AMVAC shall have the right to submit an offer or, in the case of a [*], a second offer. If in the reasonable opinion of BASF the [*] received from AMVAC and any Person are equivalent in all material respects, BASF shall [*] with AMVAC with respect to acquisition of the Compound Business.

ARTICLE XIII

MISCELLANEOUS

13.1 Applicable Laws. Each of the Parties agrees to comply with all Applicable Laws with respect to the performance of their obligations hereunder.

13.2 Relationship of the Parties. During the Term, BASF and AMVAC shall act as independent contractors and nothing herein shall be construed so as to constitute BASF or AMVAC as being a partner, joint venturer, agent or representative of the other for any purpose whatsoever. Neither BASF nor AMVAC shall engage in any conduct which might create the impression or inference that the other Party is a partner, joint venture, agent or representative thereof. Each of BASF and AMVAC shall be solely responsible for the discharge of its respective obligations and liabilities to Persons and shall have no right to indemnity or contribution from the other Party in respect therefor except insofar as expressly provided in Article VIII.

13.3 Notice. All notices and reports required under, and other communications with respect to, this Agreement shall be in writing, in the English language, and given or sent to the Party to be notified at the addresses set forth below either personally and thereby deemed to be given on that day, or by facsimile transmission and thereby deemed to be given on the day following or by registered letter and thereby deemed to be given on the third day following the day of posting.

If to BASF:

BASF Corporation

26 Davis Drive

Research Triangle Park, NC 27709-3528

Attn: Director, Global Strategic Marketing, Herbicides

Fax: 919-547-2476

with a copy to the following in the event of notices of material breach including, without limitation, notices threatening termination of this Agreement:

BASF Corporation

100 Campus Drive

Florham Park, New Jersey 07932

Attn: Counsel, Agricultural Products Division

Fax: 973-245-6702

If to AMVAC:

AMVAC Chemical Corporation

4694 MacArthur Court

Suite 1250

Newport Beach, CA 92660

Attn: President

Fax: (949) 260-1201

with a copy to the following in the event of notices of material breach including, without limitation, notices threatening termination of this Agreement:

McDermott Will & Emery LLP

18191 Von Karman Avenue, Suite 400

Irvine, CA 92612

Attn: John B. Miles, Esq.

Fax: (949) 851-9348

13.4 Non-Waiver. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of either Party to insist upon strict adherence to any term or condition of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or condition or any other term or condition of this Agreement. Any waiver must be in writing and signed by the Party against whom enforcement is sought.

13.5 Assignment. This Agreement shall [*] by either Party [*] of the other Party; [*] assign this Agreement to any of its Affiliates and, subject to the provisions of Article XII, to any successor in interest to BASF’s business which is the subject matter of this Agreement [*]

13.6 Binding Effect. This Agreement shall be binding on the Parties and their Affiliates as well as their respective successors and permitted assignees.

13.7 Amendment. Except as expressly provided in this Agreement, amendments to this Agreement must be in writing, signed by both Parties and include an affirmative statement that this Agreement is being amended thereby.

13.8 Severability. If any term of this Agreement shall be found to be invalid, illegal or unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby;

provided, however, that neither Party’s rights under this Agreement have been materially adversely affected. It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or enforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in the economic and business objectives intended by the Parties to such invalid, illegal or unenforceable provision, but which shall be valid, legal and enforceable.

13.9 Headings. The headings contained in this Agreement are for convenience of reference only, are not considered a part of this Agreement and shall in no way affect or alter the meaning or effect of any of the provisions of this Agreement.

13.10 Counterparts. This Agreement may be executed simultaneously in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

13.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of [*] without regard to its conflict of laws rules or principles.

13.12 Entire Agreement. No term, condition or other provision set forth in the LOI or the Confidentiality Agreement, or in any attachment, addendum or schedule to this Agreement, shall supersede any term, condition or other provision of Articles I through XIII of this Agreement and, with respect to any inconsistency or ambiguity created thereby, Articles I through XIII of this Agreement shall control. This Agreement, together with Schedules [*] sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and hereby supersedes all prior discussions, negotiations and agreements, whether oral or written, among them with respect to the same including, without limitation, the LOI and the Confidentiality Agreement. In accordance with the provisions of [*] of the LOI, the Parties agree that the LOI and therefore the [*] expire as of the Effective Date.

13.13 Prevailing Language. This English version of this Agreement, regardless of whether a translation in any other language is or shall be made, shall be the only authentic one.

IN WITNESS WHEREOF, the Parties hereby have caused this Agreement to be signed by their duly authorized officers on the dates set forth below.

BASF AKTIENGESELLSCHAFT	AMVAC CHEMICAL CORPORATION

Name:	Name:	Glen Johnson
Title:	Title:
Date:	Date:

BASF AKTIENGESELLSCHAFT

Name:
Title:
Date:

SCHEDULE 1.1

DATA DEPRECIATION FORMULA

[*]

DATA COMPENSATION FORMULA

[*]

SCHEDULE 1.2

ADDITIONAL DEVELOPMENT WORK

See AMVAC’S Microsoft Excel file “[*]”, updated [*], incorporated herein by this reference1

[1]	The Excel spreadsheet has been omitted.

SCHEDULE 1.10

BASF KNOW-HOW, INFORMATION AND DATA

See that BASF formulation know-how and information with respect to Compound TGAI, any BASF Product, and/or the Solo Product, other than BASF Study Data, contained on the [*], incorporated herein by this reference

SCHEDULE 1.11

BASF PATENTS

US [*]

CA [*]

US Ser. No. [*]

CA [*]

US [*]

US Ser. No. [*]

CA [*]

SCHEDULE 1.13

BASF STUDY DATA

See Schedule [*] of the LOI, incorporated herein by this reference

SCHEDULE 1.16

COMPOUND CHEMICAL NAME AND STRUCTURAL FORMULA

[*]

SCHEDULE 1.44

SPECIFICATIONS

Compound TGAI specifications to be provided by BASF with each delivery to AMVAC thereof

Solo Product specifications to be provided by BASF with each delivery to AMVAC thereof

SCHEDULE 2.7

BASF EMPLOYEES WHO WILL PROVIDE ASSISTANCE TO AMVAC

From BASF: [*]

From BASF Corporation: [*]

From BASF Canada: [*]

SCHEDULE 5.6(A)

SHARED GROSS PROFIT FOR [*] PRODUCTS FORMULA*

[*]

SCHEDULE 5.11(A)

METHODS OF ANALYSIS

Methods of Analysis to be provided by BASF to AMVAC prior to initial delivery of Compound TGAI thereto

SCHEDULE 10.1

TERMS AND CONDITIONS DURING THE [*]

This Schedule 10.1 sets forth certain rights and obligations of the Parties during the [*]. For the avoidance of doubt, unless expressly stated otherwise in this Schedule 10.1, all rights and obligations of the Parties remain in full force and effect for the duration of the Term.

10.1.1 Definitions. For purposes of this Schedule 10.1, the following capitalized terms shall have the following meanings:

a. “Compound Product” means any [*] which (i) is packaged as and offered for sale and sold in either a [*], (ii) for the US, has at least [*] of Compound TGAI [*] use rate or such lower use rate to which BASF consents in writing, and (iii) for Canada, has at least [*] of Compound TGAI [*] use rate or such lower use rate to which BASF consents in writing.

b. “[*] Herbicide” means any [*] herbicide formulation other than any [*].

c. “Different Product” means any [*] that is either (i) a [*] type, as such formulation types are defined by CropLife International in its codes for technical and formulated pesticides as published in the Manual on Development and Use of FAO and WHO Specifications for Pesticides, First Edition, prepared by the FAO/WHO Joint Meeting on Pesticide Specifications (JMPS), Rome, 2002 (see pages 235-239), such pages attached hereto as Exhibit A, from any [*] Marketed by AMVAC or (ii) is the [*] type as any [*] Marketed by AMVAC but uses a [*] variation in the concentration of [*] active ingredients in the [*] in question.

d. “Formulated Product” means any [*] formulation which contains Compound TGAI as an [*] ingredient.

e. “Market” means to, directly or indirectly, offer for sale, sell, promote, and distribute .

f. “[*] Product” means any [*] that is the [*] formulation type as any [*] Marketed by AMVAC but uses [*] variation in the concentration of [*] active ingredients in the [*] in question.

10.1.2 AMVAC Markets [*] but no [*] and BASF or a Person licensed by BASF Markets only [*].

a. If AMVAC notifies BASF that AMVAC will Market [*] but no [*] in the Field in the Territory during the [*] and if BASF provides a BASF Notification to AMVAC and thereafter BASF Markets [*], then the provisions set forth in Sections 10.1.2(b) and (c) below will become effective, notwithstanding the provisions of Section 13.7 of the Agreement, for the duration of the [*].

b. Section 5.6(A) of the Agreement will be amended automatically without the requirement of any further act by either Party as follows:

A. [*] Products. In consideration for the licenses granted in Section 2.1 to AMVAC with respect to [*] Products, for the Contract Year during which AMVAC receives the BASF Notification and each [*] Contract Year during which any [*] Product is sold by AMVAC, BASF shall receive a [*] of the Shared Gross Profit for [*] Products. No later than [*] of the Contract Year during which AMVAC receives the BASF Notification and each [*] Contract Year, AMVAC shall prepare and provide to BASF an interim report which reasonably estimates the expected Shared Gross Profit for [*] Products for the then-current Contract Year. AMVAC shall reconcile the Shared Gross Profit for [*] Products for the Contract Year in question and remit to BASF [*] via wire transfer to an account specified by BASF no later than [*] of the Contract Year during which the sales of the [*] Products leading to the Shared Gross Profit for [*] Products in question were made, such earnings to be determined by AMVAC in accordance with generally accepted accounting principles for the US. For purposes of this Agreement, “Shared Gross Profit for [*] Products” for any given Contract Year means [*].

B. [*] Products. In consideration for the licenses granted in Section 2.1 to AMVAC with respect to [*] Products, for the Contract Year during which AMVAC receives the BASF Notification and each [*] Contract Year during which any [*] Product is sold by AMVAC, it shall pay to BASF (i) a royalty in an amount equal to [*] contained, in the aggregate, in the [*] Products sold by AMVAC in the US during the Contract Year in question (the “US Royalty”) and (ii) a royalty in an amount equal to [*] contained, in the aggregate, in the [*] Products sold by AMVAC in Canada during the Contract Year in question (the “Canadian Royalty” and, together with the US Royalty, the “[*] Products Royalty”). No later than each [*] of the Contract Year during which AMVAC receives the BASF Notification and each [*] Contract Year, AMVAC shall prepare and provide to BASF an interim report which reasonably estimates the expected [*] Products Royalty for the then-current Contract Year. AMVAC shall reconcile the [*] Products Royalty for the Contract Year in question and remit to BASF payment therefor in [*] via wire transfer to an account specified by BASF no later than [*] of the Contract Year during which the sales of the [*] Products leading to the [*] Products Royalty payment in question were made, such earnings to be determined by AMVAC in accordance with generally accepted accounting principles for the US.

c. In consideration of the licenses granted to BASF pursuant to Sections 2.4(C)(i) and (ii) of the Agreement with respect to New Study Data, BASF’s obligations under Section 2.4(C)(iv) of the Agreement shall cease effective on the date of the BASF Notification and BASF shall compensate AMVAC in accordance with the provisions of the Data Compensation Formula covering the circumstances described in Section 10.1.2(a) above.

10.1.3 AMVAC Markets [*] but no [*] and BASF or a Person licensed by BASF Markets any [*].

a. If AMVAC notifies BASF that AMVAC will Market [*] but no [*] in the Field in the Territory during the [*] and if BASF provides a BASF Notification to AMVAC and thereafter BASF Markets any [*], then the provisions set forth in Sections 10.1.3(b), (c), and (d) below will become effective, notwithstanding the provisions of Section 13.7 of the Agreement, for the duration of the [*].

b. Sections 5.5(B) and (C) of the Agreement will be amended automatically without the requirement of any further act by either Party as follows:

B. [*] Contract Years Following the Contract Year During Which Commercialization Occurs When AMVAC’s Orders Equal or Exceed the Minimum Volume. For purposes of this Section 5.5(B) and Section 5.5(C), “Minimum Volume” means [*] of one hundred percent (100%) Compound TGAI. Provided that in the [*] Contract Year following the Contract Year during which Commercialization occurs AMVAC orders an amount of Compound TGAI which is equal to or exceeds the Minimum Volume, the Compound Price shall be equal to [*].

C. [*] Contract Years Following the Contract Year During Which Commercialization Occurs When AMVAC Orders Less than the Minimum Volume. If in the [*] Contract Year following the Contract Year during which Commercialization occurs AMVAC orders an amount of Compound TGAI which is less than the Minimum Volume, the Compound Price for such year shall be equal to [*].

c. [*] of the Agreement, all references to the [*] in the Agreement including, without limitation, [*] thereof, and [*] of the Agreement will be deleted in their entirety without the requirement of any further act by either Party. Accordingly, BASF will not be entitled to any [*] for the duration of the [*].

d. In consideration of the licenses granted to BASF pursuant to Sections 2.4(C)(i) and (ii) of the Agreement with respect to New Study Data, BASF’s obligations under Section 2.4(C)(iv) of the Agreement shall cease effective on the date of the BASF Notification and BASF shall compensate AMVAC in accordance with the provisions of the Data Compensation Formula covering the circumstances described in Section 10.1.3(a) above.

10.1.4 AMVAC Markets [*] in addition to any [*] and BASF or a Person licensed by BASF Markets [*].

a. If AMVAC notifies BASF that AMVAC will Market [*] in addition to or instead of any [*] in the Field in the Territory during the [*] and if BASF provides a BASF Notification to AMVAC and thereafter BASF Markets [*], then the provisions set forth in Sections 10.1.4(b) and (c) below will become effective, notwithstanding the provisions of Section 13.7 of the Agreement, for the duration of the [*].

b. [*] of the Agreement, all references to the [*] in the Agreement including, without limitation, [*] thereof, and [*] of the Agreement will be deleted in their entirety without the requirement of any further act by either Party. Accordingly, BASF will not be entitled to any [*] for the duration of the [*].

c. In consideration of the licenses granted to BASF pursuant to Sections 2.4(C)(i) and (ii) of the Agreement with respect to New Study Data, BASF’s obligations under Section 2.4(C)(iv) of the Agreement shall cease effective on the date of the BASF Notification and BASF shall compensate AMVAC in accordance with the provisions of the Data Compensation Formula covering the circumstances described in Section 10.1.4(a) above.

10.1.5 AMVAC Markets [*] in addition to [*] and BASF or a Person licensed by BASF Markets [*].

a. If AMVAC notifies BASF that AMVAC will Market [*] in addition to or instead of [*] in the Field in the Territory during the [*] and if BASF provides a BASF Notification to AMVAC and thereafter BASF Markets [*], then the provisions set forth in Section 10.1.5(b) below will become effective, notwithstanding the provisions of Section 13.7 of the Agreement, for the duration of the [*].

b. In consideration of the licenses granted to BASF pursuant to [*] of the Agreement with respect to [*], BASF agrees to pay to AMVAC as follows:

(1) Subject to the provisions of clause (2) immediately below, BASF’s obligations under [*] of the Agreement for [*] shall cease effective on the date of the BASF Notification and no further [*] to AMVAC therefor. Accordingly, the licenses in question shall then be [*] and BASF would become a [*] effective as of the date of the BASF Notification and such [*] shall become [*]. AMVAC shall execute promptly all such documents as are reasonably required under Applicable Law to vest in BASF [*].

(2) If under the circumstances described in Section 10.1.5(a) above BASF has granted any Person a license to Market [*] in the Field in the Territory, then BASF’s obligations under [*] of the Agreement shall cease effective on the date of the BASF Notification and BASF shall compensate AMVAC for [*] in accordance with the provisions of the [*] covering the circumstances described in Section 10.1.5(a) above.

EXHIBIT A

TO SCHEDULE 10.1

Pages 235-239 of Manual on Development and Use of FAO and WHO Specifications for Pesticides,

First Edition, prepared by the FAO/WHO Joint Meeting on Pesticide Specifications (JMPS), Rome, 2002